Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements (Forms S-8 No. 33-42895, No. 33-42899, No. 33-42908, No. 33-42909, No. 333-04615, No. 333-33336, No. 333-70948, No. 333-103510, No. 333-113149, No. 333-122881 and No. 333-140950) of Healthways, Inc. of our reports dated October 27, 2008, with respect to the consolidated financial statements of Healthways, Inc. and the effectiveness of internal control over financial reporting of Healthways, Inc. included in this Annual Report (Form 10-K) for the year ended August 31, 2008.

/s/Ernst & Young LLP

Nashville, Tennessee

October 27, 2008